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                                                                       Exhibit 5
                                                                       ---------
                                October 29, 1996
Avant! Corporation
1208 East Arques Avenue
Sunnyvale, CA  94086

          Re:       Avant! Corporation (the "Company")
                    Registration Statement for
                    an aggregate of 219,847 Shares of Common Stock
                    ----------------------------------------------

Ladies and Gentlemen:

          We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of the 171,661 shares of Common Stock available for issuance upon the Company's assumption of the ADS Software, Inc. 1994 Stock Option Plan and the 48,186 shares of Common Stock available for issuance upon the Company's assumption of the Anagram, Inc. 1993 Stock Incentive Plan. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the ADS Software, Inc. 1994 Stock Option Plan and the Anagram, Inc. 1993 Stock Incentive Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                              Very truly yours,



                              /S/  Gunderson Dettmer Stough Villeneuve
                              Franklin & Hachigian, LLP


                              Gunderson Dettmer Stough Villeneuve
                              Franklin & Hachigian, LLP